Exhibit 10(u)

August 15, 2008

Dear Andy,

On behalf of the Compensation Committee, I would like to advise you of the following preliminary decisions of the Committee with respect to executive compensation and employment agreements:

The Committee will be engaging a third party consulting firm to provide advice on executive compensation, particularly with respect to bonuses and severance. We are requesting that the consulting firm prepare a full report within 45 days. Upon receipt of the report, the Committee will convene to discuss the report and develop recommendations for each executive.  We will consult with Chuck and you as appropriate and endeavor to finalize our recommendations as quickly as possible. Hopefully, we will be in a position to submit our recommendations to the Board for approval at the October board meeting.  Until the new employments agreements are finalized, the following will become effective immediately for each executive (Messrs. Krakauer, Segel, Nodiff, Sheldon, Anaya, Malkin and Weitnauer), notwithstanding anything less advantageous in the current employment agreements to the contrary:

1.

Base salaries for fiscal 2009 (August 1, 2008-July 31, 2009) will be increased to the amounts set forth on the attached schedule. Increases should be reflected in the next paycheck (if possible). This salary increase is in lieu of the next scheduled salary increase in each of the employment agreements (i.e., it represents a modification to a contract year co-terminous with Cantel’s fiscal year and a corresponding acceleration of the base salary increase.)

2.	Car allowances will be increased to $750 effective August 1, 2008.

3.	In the event an executive is terminated by the Company without cause, he will continue to receive his base salary through July 31, 2010.

Please forward this letter to each of the executives today.

Regards,
/s/ Alan Hirshfield
Alan Hirschfield(1)

(1) Chairman of Compensation Committee of the Board of Directors of Cantel Medical Corp.

Approved Salaries for Cantel Executives

	Adjusted Salary
	for 8/1 increase	Title
	($)
Andy Krakauer	425,000	President
Roy Malkin	401,660	President Minntech
Gary Steinberg	375,000	President Crosstex
Seth Segel	337,188	SVP Cantel
Eric Nodiff	297,847	SVP Cantel
Craig Sheldon	297,847	SVP Cantel
Curt Weitnauer	237,930	President Mar Cor
Steve Anaya	179,747	VP Controller